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                                                                   Exhibit 23.20


CONSENT OF INDEPENDENT AUDITORS


To the Partners of FrontierVision
Operating Partners, L.P.

We consent to the inclusion in the registration statement on Form S-4 of FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation of our reports dated March 12, 1997, relating to the consolidated balance sheets of FrontierVision Operating Partners, L.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and partners' capital for the year ended December 31, 1996 and the period from inception (April 17, 1995) through December 31, 1995, included herein and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG Peat Marwick LLP
Denver, Colorado
November 7, 1997